Consent of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

iQSTEL, Inc.

Coral Gables, FL

We hereby consent to the use in the SEC Form 1-A (the “Offering Statement”) our report dated April 15, 2021, relating to the consolidated financial statements of iQSTEL, Inc., as of and for the year ended December 31, 2020 which are contained in that Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Offering Statement.

/s/ Urish Popeck & Co., LLC

Pittsburgh, PA

July 9, 2021